PROFESSIONAL CONSULTING SERVICES AGREEMENT


     THIS AGREEMENT is made and entered into effective as of August 1, 2001, by and between HANOVER GOLD COMPANY, INC. a Delaware corporation whose principal business address is 424 S. Sullivan Road, Veradale Washington 99037 (hereinafter referred to as "Hanover") and Providence Capital Ltd. whose principal business address is 2nd Floor, Windward 3, Safehaven Corporate Centre, Grand Cayman, Grand Cayman Islands, B.W.I. (hereinafter referred to as "Consultant").

     WHEREAS, Consultant has established business connections with certain investment bankers and individuals and entities that invest in the private sector; and

     WHEREAS, Consultant has negotiated a tentative joint venture agreement with Southwester Water Exploration Co. ("Southwestern") of Calgary, Alberta Canadian to identify and develop deep-water aquifers in the southwest United States; and

     WHEREAS, Consultant has agreed to assign its rights to participate in the joint venture with Southwestern;

     NOW, THEREFORE, in consideration of the money to be paid to Consultant by Hanover and of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

ARTICLE 1. SCOPE OF WORK

Consultant's designated employee, agent or affiliate shall perform, as an independent contractor and not as an employee of Hanover. The services to be provided include, but are not limited to, identifying potential investors for the purpose of raising capital, completing a joint venture agreement with Southwestern to identify and develop deep-water aquifers for purposes of assigning such agreement to Hanover and managing the joint venture relationship on behalf of the Company.

ARTICLE 2. TERM

The term of this Agreement shall be for two years commencing August 1, 2001. This Agreement may be extended by written mutual consent of both parties. Notwithstanding any other provision herein, both parties shall have the right to terminate this Agreement at any time for whatever reason by serving a 14 (fourteen) day written notice upon the other party. After the effective date of termination, all obligations of the parties with respect to each other shall immediately cease and be of no further force and effect, except for any liabilities, obligations or monies which shall have then accrued or which arise out of the work performed hereunder. Under no circumstances shall Consultant be entitled to incidental or consequential damages, or any claim for lost profits as a result of any termination of this Agreement or any action taken in good faith by Hanover.

ARTICLE 3. COMPENSATION

Hanover shall pay Consultant $8,333.00 monthly for the duration of this Agreement, plus approved pertinent business expenses including meals, lodging and transportation (subject to Hanover raising monies, through Consultant's efforts, sufficient to pay such sum and expenses on a monthly basis). Consultant shall submit itemized invoices for reimbursement at least as often as once a month. Hanover shall review Consultant's invoices in a timely manner and shall pay to Consultant all undisputed invoice amounts by check within fifteen (15) days of receipt of said invoices. Hanover may withhold any amounts in dispute, and Hanover and Consultant shall use their best efforts to resolve such disputed amounts.

In addition Consultant shall be entitled to receive two million shares of Hanover's common stock plus warrants for an additional two million shares. The shares and warrants shall be escrowed at the beginning of this Agreement and released as follows:

     Upon receipt of proceeds from the offering in the amount of $500,000; 666,666 shares and warrants for 666,666 shares.

     Upon receipt of additional proceeds in the amount of $1,000,000; 1,333,334 shares and warrants for 1,333,334 shares.

Irrespective of the date a warrant is issued to Consultant all warrants issued under this Agreement shall be exercisable at $0.35 per share for up to 4 years from August 1, 2001.

ARTICLE 4. WARRANTIES AND GUARANTEES

Consultant warrants that it will perform its services in accordance with the highest standards of care and diligence and will use its best efforts performing such services and be responsible to the extent of its negligence for damages caused by such negligence.

ARTICLE 5. INDEMNIFICATION OF HANOVER

Consultant shall defend, indemnify and hold Hanover, its affiliates, employees, and agents harmless from and against any and all, without limitation, losses, expenses, liens claims, demands and causes of action of every kind and character for death, personal injury, property damage, or any other liability, damages, fines or penalties (except where reimbursements of fines and penalties is prohibited by applicable laws) including costs, attorneys' fees and settlements arising out of and to the extent of negligent acts or omissions in the performance of any work under this Agreement by Consultant, its employees, agents, or affiliates.

ARTICLE 6. INDEMNIFICATION OF CONSULTANT

Hanover will indemnify and hold Consultant harmless against any losses, claims damages or liability to which the Consultant may become subject to insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement of any material fact contained in any documentation prepared by Hanover or arise out of or are based upon the omission or alleged omission to state therein a material fact to make the statement not misleading and/or (ii) a breach by Hanover of the representations, covenants, and warranties contained in this Agreement; and will reimburse Consultant for legal or other expenses incurred in connection with investigating or defending any such loss, claim or action. This indemnification shall survive the termination of this Agreement.

ARTICLE 7. COMPLIANCE WITH LAWS

At all times while performing services hereunder, Consultant shall comply fully with any and all laws, ordinances, rules and regulations of any and all governmental authorities. If Consultant performs any work contrary to such laws, ordinances, rules or regulations, it shall assume full responsibility therefor and shall indemnify and hold harmless Hanover from and against any costs resulting therefrom, and all additional costs attributable to any necessary changes or corrective measures shall be solely for Consultant's own account. Failure to observe and strictly abide by said rules, regulations and accident prevention programs would be deemed cause for Hanover's immediate cancellation, without penalty, of Consultant's services under this Agreement.

ARTICLE 8. CONFIDENTIALITY

Unless with the consent of Hanover Consultant shall not divulge confidential information supplied to it by Hanover or obtained through any other source whatever. Consultant shall exercise reasonable care in safeguarding confidential information while in its custody or control.

ARTICLE 9. FORCE MAJEURE

The obligations of either party to this Agreement shall be suspended if either party is prevented from complying by civil disorder war, acts of God, or delays beyond the control of the contracting parties.


ARTICLE 10. GENERAL TERMS

This Agreement contains the entire contract between the parties hereto and there are no other promises, contracts, or warranties affecting it. In no event shall this Agreement give rise to a third party beneficiary. The headings in this Agreement shall not be deemed be part hereof or taken into consideration in the interpretation hereof. This Agreement may not be amended except by written instrument signed by both parties.

The failure of Hanover to exercise or enforce any right under this Agreement shall not constitute a release or waiver of the subsequent exercise or enforcement of such rights.

Should any of the provisions of the Agreement be declared invalid by a court or administrative body of competent jurisdiction, then this Agreement shall not terminate, but shall be construed as if the invalid provision had never been included herein.

Consultant, at all times in the performance of services, shall act as an independent contractor and any and all individuals utilized by Consultant in the performance of services shall be deemed to be the employees of Consultant and not those of Hanover, and Consultant shall be solely responsible for payment to any such individuals, as well as any required withholding or payment to proper authorities of personal income tax for Consultant's employees. The actual performance and management of the work of Consultant's employees shall, at all times be under the exclusive supervision and control of Consultant. Representatives of Hanover, however, may provide technical direction. In no event shall the relationship of the parties be construed to be that of principal and agent or master and servant.

Consultant agrees not to assign this Agreement or any interest or receivables herein, whether in whole or in part, or delegate any of its respective duties or obligations to any other party.

Consultant's representative shall be Abe Janz.

Any notice given under the provisions of this Agreement by either party to the other shall be deemed properly given if in writing and hand delivered or sent by registered or certified airmail or by telex or electronically transmitted facsimile subsequently confirmed by registered or certified airmail, addressed as follows:

     TO HANOVER:                    TO CONSULTANT:
     Hanover Mining Company         Providence Capital Ltd.
     424 S. Sullivan Road Ste. 300  2nd Floor, Windward 3
     Veradale, WA 99037             Safehaven Corporate Centre
                                    Grand Cayman
     Attn: Hobart Teneff President  Grand Cayman Island, B.W.I.
     Telephone: (509) 891-8817      Attn: Abe Janz
     Facsimile: (509) 891-8901      Telephone:  (345) 949-1536
                                    Facsimile:   (345) 945-5220

ARTICLE 11. FULL DISCLOSURE

Hanover agrees to notify Consultant, in writing, during the term of this Agreement of any material changes (actual, contemplated or threatened) in the financial condition or the business affairs of Hanover and/or any change (actual, contemplated or threatened) in any material fact which is contained in any documentation provided to Consultant.

ARTICLE 12. NO GUARANTEE

Hanover and Consultant acknowledge and agree that Consultant is not guaranteeing the success or funding of the placement or joint venture with Southwestern and that Consultant shall have no liability if the funding is not completed or a joint venture cannot be negotiated with Southwestern.

This Agreement shall be interpreted and construed under the laws of the State of Washington, without regard to conflicts-of-law provisions, and the parties hereby submit to the jurisdiction of the courts of the State of Washington to resolve any disputes hereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HANOVER MINING COMPANY


By:_______________________________
     Hobart Teneff, President

PROVIDENCE CAPITAL LTD.


By:_______________________________
     Abe Janz, President